Exhibit 99.1 Subscription Agreement

SUBSCRIPTION AGREEMENT

ILoadApp

190/1 Alba Iulia St.,

Chisinau, Moldova MD2071

Republic of Moldova

Re: Prospectus, dated ______________ 2013

Dear ILoadApp:

The undersigned investor ("Investor") in this Subscription Agreement ("Agreement") hereby acknowledges receipt of the prospectus ("Prospectus"), dated __________________, 2013 of ILoadApp, a Nevada corporation, and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus. The Investor agrees that this Agreement is subject to availability and acceptance by ILoadApp.

The Investor hereby subscribes for ____________ shares of ILoadApp's common stock ("Common Stock") at $0.01 per share, for an aggregate purchase price of $____________. This offering has no minimum amount of shares that can purchased.

Enclosed is the Investor's check made payable to "ILoadApp," with ILoadApp written on the reference line of the check. The check is to be sent care of ILoadApp at the above listed address for the Company.

The Investor hereby acknowledges that ILoadApp is acting solely as its own underwriter in connection with the offering of Common Stock and Veronica Trifon, the Company's sole officer/director makes no recommendation with respect to this offering or any person or entity involved in the offering.

Accepted and Agreed:

____________________________	______________________________
Signature of Investor	Print Full Name

____________________________	______________________________
Street Address	City, State, Zip

____________________________	______________________________
Area Code and Telephone Number	Social Security Number

Accepted and Agreed:

ILoadApp

By:_____________________________________

Veronica Trifon

Chief Executive Officer